Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our auditor’s report dated October 15, 2020, except for Note 28 as to which the date is January 15, 2021, with respect to the consolidated financial statements of MedMen Enterprises Inc. and its subsidiaries as at June 27, 2020 and June 29, 2019 and for each of the years then ended, appearing in the Registration Statement on Form 10 (File No. 000-56199) of MedMen Enterprises Inc.

We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ MNP LLP

Chartered Professional Accountants

April 1, 2021

Calgary, Canada